New World Fund, Inc.
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

October 31, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$178,719
Class B	$1,627
Class C	$7,026
Class F1	$27,912
Class F2	$17,317
Total	$232,601
Class 529-A	$9,295
Class 529-B	$168
Class 529-C	$1,061
Class 529-E	$372
Class 529-F1	$503
Class R-1	$287
Class R-2	$2,515
Class R-3	$4,934
Class R-4	$4,065
Class R-5	$6,771
Class R-6	$8,548
Total	$38,519

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.7570
Class B	$0.2744
Class C	$0.3437
Class F1	$0.7686
Class F2	$0.9117
Class 529-A	$0.7566
Class 529-B	$0.2587
Class 529-C	$0.3581
Class 529-E	$0.6095
Class 529-F1	$0.8567
Class R-1	$0.3462
Class R-2	$0.3661
Class R-3	$0.6141
Class R-4	$0.7750
Class R-5	$0.9355
Class R-6	$0.9651

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	224,165
Class B	4,607
Class C	18,509
Class F1	39,398
Class F2	21,056
Total	307,735
Class 529-A	12,757
Class 529-B	501
Class 529-C	2,951
Class 529-E	612
Class 529-F1	658
Class R-1	654
Class R-2	6,663
Class R-3	8,008
Class R-4	5,582
Class R-5	7,267
Class R-6	11,971
Total	57,624

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$52.44
Class B	$51.45
Class C	$50.67
Class F1	$52.09
Class F2	$52.53
Class 529-A	$52.06
Class 529-B	$51.01
Class 529-C	$50.77
Class 529-E	$51.65
Class 529-F1	$52.13
Class R-1	$50.76
Class R-2	$50.80
Class R-3	$51.76
Class R-4	$52.29
Class R-5	$52.68
Class R-6	$52.61